Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG ANNOUNCES THIRD-QUARTER NET EARNINGS
FROM CONTINUING OPERATIONS OF $0.44 PER DILUTED SHARE
NASHVILLE, Tenn. — (October 22, 2009) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the third quarter ended September 30, 2009. Revenues for the third quarter increased 11% to $167,873,000 from $150,749,000 for the third quarter of 2008. Net earnings from continuing operations attributable to AmSurg common shareholders were $13,393,000, up 6% from $12,595,000. Net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 13% to $0.44 for the third quarter of 2009 from $0.39 for the third quarter of 2008. As expected, the results for the third quarter of 2009 included an incremental negative impact of $0.02 per diluted share from the effect of the revision of the Medicare payment system for ASCs.
     Revenues for the first nine months of 2009 increased 12% to $500,141,000 from $447,050,000 for the first nine months in 2008. Net earnings from continuing operations attributable to AmSurg common shareholders rose 9% to $39,804,000 from $36,661,000. Net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 12% to $1.29 from $1.15 for the comparable period in 2008. The results for the first nine months of 2009 included an incremental negative impact of $0.06 per diluted share from the effect of the revision of the Medicare payment system for ASCs.
     Mr. Holden commented, “We are pleased with our third-quarter performance given the continued impact of the economic downturn and Medicare payment system revision. As expected, our revenues and earnings were consistent with the seasonally stronger second quarter of 2009. The addition of 19 centers in operation since the end of the third quarter of 2008 primarily accounted for our 11% procedure growth for the third quarter of 2009 from the third quarter of 2008. Same-center revenue was flat with the third quarter last year, reflecting current economic conditions. In addition, the impact of the Medicare rule revision reduced same center revenue by approximately 100 basis points.
     “During the third quarter, we completed the acquisition of a small GI center. Through the first nine months of 2009, we have acquired five centers and opened one de novo center. At the quarter’s end, we had two centers under development, one of which is expected to open in the fourth quarter and one in 2010, and two centers under letter of intent, one of which we have subsequently acquired.
     “Our net cash flow provided by operating activities was $61,076,000 for the third quarter of 2009 compared with $55,500,000 for the third quarter of 2008. Distributions to
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AMSG Reports Third-Quarter Results

October 22, 2009
noncontrolling interests were $32,689,000 and $32,136,000 for the third quarters of 2009 and 2008, respectively, and are included in cash flows from financing activities.
     “After third-quarter capital expenditures of $5.4 million primarily for maintenance and a center under development, we applied the majority of our available cash flow to reduce our debt by $21.8 million. As a result, our total debt to capitalization at the quarter’s end improved to 32.6% from 37.2% at the end of 2008. The ratio of total debt to trailing 12 months EBITDA also improved to 2.0 compared with 2.4 at the end of 2008.
     “Consistent with our guidance, we continue to expect net cash flow provided by operating activities less distributions to noncontrolling interests in a range of $95 million to $100 million for 2009, which should be sufficient to fund the majority of our capital needs. Our cash and cash equivalents totaled $30.6 million at the end of the third quarter and our availability under our revolving credit facility, which matures in July 2011, was approximately $79.7 million.
     “As we have discussed previously, our guidance for the addition of 13 to 16 centers for 2009 anticipated that the majority of our acquisitions would be completed late in the year and would have little impact on our 2009 earnings. Our pipeline of potential acquisitions is robust, and we expect to meet our guidance for center additions.
     “Today, we have revised our earnings guidance by raising the low end of the previously established range. This revision reflects our earnings performance through the first nine months of 2009. We have remained cautious in establishing earnings guidance for the fourth quarter because of the continuing weak economic environment. Our financial guidance for 2009 and the fourth quarter of 2009 is as follows:
•	Revenues in a range of $660 million to $680 million for 2009.

•	Same-center revenue growth is expected to be flat for the full year, which includes a negative impact of one percentage point from the effect of the Medicare payment system revision.

•	The addition of 13 to 16 new centers for the year.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for 2009 in a range of $1.70 to $1.71, including a negative $0.07 impact from the effect of the revised Medicare payment system revision, compared with the previous guidance of $1.69 to $1.71.

•	Net earnings from continuing operations per diluted share attributable to common shareholders for the fourth quarter of 2009 in a range of $0.41 to $0.42 per diluted share.”
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Mr. Holden concluded, “AmSurg has continued to produce consistent, profitable results in the most difficult operating environment the Company has experienced. We believe the industry dynamics underlying these results combined with the strengths of our proven business
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AMSG Reports Third-Quarter Results

October 22, 2009
model offer continuing potential for sustained long-term growth, despite the current limited visibility due to the economic environment. Simply put, ASCs provide high quality care in the most cost-effective, yet clinically appropriate, modality for an increasing number of surgical procedures. Demand for access to these procedures is growing. As one of the country’s leading ASC providers, we remain confident in our ability to manage through the current environment and to achieve our long-term growth objectives.”
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other filings with the Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At September 30, 2009, AmSurg owned a majority interest in 194 continuing centers in operation and had two centers under development.
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AMSG Reports Third-Quarter Results

October 22, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Statement of Earnings Data:	2009	2008	2009	2008

Revenues	$167,873	$150,749	$500,141	$447,050
Operating expenses:
Salaries and benefits	51,328	44,206	149,708	130,133
Supply cost	20,365	17,351	61,198	51,939
Other operating expenses	33,660	31,352	102,082	91,804
Depreciation and amortization	5,743	5,252	17,092	15,569

Total operating expenses	111,096	98,161	330,080	289,445

Operating income	56,777	52,588	170,061	157,605
Interest expense, net	1,921	2,331	5,986	7,626

Earnings from continuing operations before income taxes	54,856	50,257	164,075	149,979
Income tax expense	8,944	8,017	26,855	24,327

Net earnings from continuing operations	45,912	42,240	137,220	125,652
Discontinued operations:
(Loss) earnings from operations of discontinued interest in surgery centers, net of income taxes	(1)	(207)	122	251
Gain (loss) on disposal of discontinued interest in surgery centers, net of income taxes	411	674	148	(635)

Net gain (loss) from discontinued operations	410	467	270	(384)

Net earnings	46,322	42,707	137,490	125,268
Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	32,519	29,645	97,416	88,991
Discontinued operations	—	678	75	943

Total net earnings attributable to noncontrolling interests	32,519	30,323	97,491	89,934

Net earnings attributable to AmSurg Corp.	$13,803	$12,384	$39,999	$35,334

Amounts attributable to AmSurg Corp. common shareholders:
Net earnings from continuing operations	$13,393	$12,595	$39,804	$36,661
Discontinued operations	410	(211)	195	(1,327)

Net earnings	$13,803	$12,384	$39,999	$35,334

Basic earnings per common share attributable to AmSurg Corp. common shareholders
Net earnings from continuing operations	$0.44	$0.40	$1.30	$1.16
Discontinued operations	0.01	(0.01)	0.01	(0.04)

Net earnings	$0.46	$0.39	$1.30	$1.12

Diluted earnings per common share attributable to AmSurg Corp. common shareholders
Net earnings from continuing operations	$0.44	$0.39	$1.29	$1.15
Discontinued operations	0.01	(0.01)	0.01	(0.04)

Net earnings	$0.45	$0.38	$1.29	$1.10

Weighted average number of shares and share equivalents (000’s):
Basic	30,195	31,719	30,699	31,499
Diluted	30,528	32,303	30,921	32,018
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AMSG Reports Third-Quarter Results

October 22, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Operating Data:	2009	2008	2009	2008

Continuing centers in operation at end of period	194	175	194	175
New centers added during the period	1	3	6	7
Centers under development/not opened at end of period	2	3	2	3
Centers under letter of intent	2	13	2	13
Average number of centers in operation	194	173	192	171
Average revenue per center	$865	$870	$2,602	$2,608
Same center revenues increase	0%	4%	0%	4%
Procedures performed during the period	310,676	279,537	927,499	825,702
Income tax expense attributable to noncontrolling interests	$93	$168	$439	$451
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$13,393	$12,595	$39,804	$36,661
Add: income tax expense	8,944	8,017	26,855	24,327
Add: interest expense, net	1,921	2,331	5,986	7,626
Add: depreciation and amortization	5,743	5,252	17,092	15,569

EBITDA	$30,001	$28,195	$89,737	$84,183

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.
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AMSG Reports Third-Quarter Results

October 22, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	September 30,	Dec. 31,
Balance Sheet Data:	2009	2008

Assets

Current assets:
Cash and cash equivalents	$30,646	$31,548
Accounts receivable, net of allowance of $11,724 and $11,757 respectively	66,647	63,602
Supplies inventory	7,811	8,083
Deferred income taxes	1,666	1,378
Prepaid and other current assets	13,640	17,223
Current assets held for sale	115	25

Total current assets	120,525	121,859

Long-term receivables and deposits	58	46
Property and equipment, net	109,271	111,884
Goodwill, net	694,067	661,693
Intangible assets, net	9,896	10,221
Long-term assets held for sale	640	176

Total assets	$934,457	$905,879

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$5,341	$6,801
Accounts payable	10,961	14,240
Accrued salaries and benefits	19,272	12,040
Other accrued liabilities	3,309	3,246
Current liabilities held for sale	283	35

Total current liabilities	39,166	36,362

Long-term debt	232,792	265,835
Deferred income taxes	67,354	54,758
Other long-term liabilities	22,105	22,416
Long-term liabilities held for sale	35	—
Noncontrolling interests — redeemable	76,096	63,202
Equity:
Common stock, no par value 70,000,000 shares authorized, 30,670,843 and 31,342,241 shares outstanding, respectively	162,806	172,192
Retained earnings	331,087	291,088
Accumulated other comprehensive loss, net of income taxes	(2,151)	(2,851)

Total AmSurg Corp. shareholders’ equity	491,742	460,429
Noncontrolling interests — non-redeemable	5,167	2,877

Total equity	496,909	463,306

Total liabilities and shareholders’ equity	$934,457	$905,879

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AMSG Reports Third-Quarter Results

October 22, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Statement of Cash Flow Data:	2009	2008	2009	2008

Cash flows from operating activities:
Net earnings	$46,322	$42,707	$137,490	$125,268
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	5,743	5,252	17,092	15,569
Net loss on sale and impairment of long-lived assets held for sale	—	215	434	1,076
Share-based compensation	861	1,293	3,102	3,701
Excess tax benefit from share-based compensation	(27)	(838)	(27)	(1,316)
Deferred income taxes	4,099	4,258	11,240	10,190
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	991	(164)	(2,102)	(3,063)
Supplies inventory	4	190	376	16
Prepaid and other current assets	476	872	1,021	1,972
Accounts payable	(1,254)	38	(944)	(1,765)
Accrued expenses and other liabilities	3,877	2,228	8,138	2,416
Other, net	(16)	(551)	248	111

Net cash flows provided by operating activities	61,076	55,500	176,068	154,175

Cash flows from investing activities:
Acquisition of interest in surgery centers and related transactions	(370)	(19,213)	(19,705)	(42,810)
Acquisition of property and equipment	(5,079)	(4,127)	(16,509)	(13,565)
Proceeds from sale of surgery center	—	3,753	898	3,753
Repayment of notes receivable	417	209	1,666	1,459

Net cash flows used in investing activities	(5,032)	(19,378)	(33,650)	(51,163)

Cash flows from financing activities:
Proceeds from long-term borrowings	11,309	22,615	52,459	57,771
Repayment on long-term borrowings	(33,116)	(32,824)	(87,049)	(87,653)
Distributions to noncontrolling interests	(32,689)	(32,136)	(97,195)	(88,993)
Proceeds from issuance of common stock upon exercise of stock options	178	6,946	178	9,935
Repurchase of common stock	—	—	(12,587)	—
Capital contributions and ownership transactions by noncontrolling interests	746	—	858	548
Excess tax benefit from share-based compensation	27	838	27	1,316
Financing cost incurred	(9)	(23)	(11)	(32)

Net cash flows used in financing activities	(53,554)	(34,584)	(143,320)	(107,108)

Net increase (decrease) in cash and cash equivalents	2,490	1,538	(902)	(4,096)
Cash and cash equivalents, beginning of period	28,156	24,319	31,548	29,953

Cash and cash equivalents, end of period	$30,646	$25,857	$30,646	$25,857

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